UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 1, 2011

ZIOPHARM Oncology, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33038	84-1475642
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1180 Avenue of the Americas 19th Floor New York, NY	10036
(Address of Principal Executive Offices)	(Zip Code)

(646) 214-0700
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 1, 2011, ZIOPHARM Oncology, Inc. (the “Company”) entered into an agreement that will govern the continued employment of Richard E. Bagley, President, Chief Operating Officer and Chief Financial Officer of the Company, for the two year period commencing July 1, 2011 (the “Employment Agreement”). Mr. Bagley is currently employed by the Company under an employment agreement that expires by its terms on June 30, 2011.

Under the Employment Agreement, which takes effect on July 1, 2011, Mr. Bagley will continue to receive his current annual base salary of $378,230, which is subject to increase at the discretion of the Board of Directors based upon an annual review. In addition, Mr. Bagley will be eligible to receive an annual performance bonus for each of calendar years 2011 and 2012 and the partial calendar year 2013.  The target amount of the performance bonus will be equal to 35% of Mr. Bagley’s base salary paid or payable for the applicable calendar year, with the actual bonus amount for the applicable calendar year to be determined by the Company’s Compensation Committee.  Mr. Bagley is eligible to receive an additional annual discretionary bonus in such amount as may be determined by the Board of Directors. The Company is required to reimburse Mr. Bagley for reasonable out-of-pocket expenses incurred by him in furtherance of the business and affairs of the Company, including reasonable travel and entertainment expenses, as well as reasonable professional dues.

If (i) Mr. Bagley is terminated by the Company for a reason other than death, disability or “Cause,” as that term defined in the Employment Agreement, or (ii) Mr. Bagley resigns for “Good Reason,” as that term defined in the Employment Agreement, the Employment Agreement provides that Mr. Bagley will continue to receive his base salary and benefits for a period of one year and the Company is required to pay Mr. Bagley a portion of the performance bonus that would have been payable to him for the calendar year in which such termination occurs, which portion will be determined pro rata based on the number of days in such calendar year during which Mr. Bagley was employed by the Company. In this situation, Mr. Bagley’s stock options that have vested as of the date of termination shall remain exercisable for a period of 90 days and any unvested stock options shall be deemed to have expired as of the date of termination.  In the case of a termination for a reason other than death, disability, “Cause,” or “Good Reason,” that occurs prior to and in connection with a “Change of Control,” as that term is defined in the Employment Agreement, or within 18 months thereafter, all unvested stock options and unvested awards of restricted stock held by Mr. Bagley at the time that such termination occurs will be accelerated and deemed to have vested as of his employment termination date.  Any stock options that have vested or been deemed to have vested as of the date of termination will remain outstanding and exercisable until the earlier of 90 days following the date of termination, the date that they are exercised, or the date on which the original term of such stock option expires.

If Mr. Bagley’s employment is terminated as a result of his death or disability, Mr. Bagley or his estate, as applicable, will continue to receive his base salary for a period of one year and any stock options that have vested as of the date of termination shall remain exercisable for a period of 90 days. All stock options that have not vested as of the date of termination shall be deemed to have expired as of such date.

The Employment Agreement provides that Mr. Bagley will not compete with the Company, or solicit employees, clients or customers of the Company, during the term of the Employment Agreement and for twelve months after the termination thereof; provided, however, that the Company will be obligated to pay Mr. Bagley his base salary if the Company desires such non-competition and non-solicitation provisions to have effect following expiration of the Employment Agreement without renewal.

The Employment Agreement also provides that the Company will include Mr. Bagley in the management slate for election as a member of the Company’s Board of Directors at every stockholders meeting held during the term of the Employment Agreement at which Mr. Bagley’s term as a director would otherwise expire.

A copy of the Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d)           Exhibits.

10.1	Employment Agreement dated June 1, 2011 by and between ZIOPHARM Oncology, Inc. and Richard E. Bagley.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIOPHARM Oncology, Inc.

	By:	/s/ Richard E. Bagley
Date: June 3, 2011		Name: Richard E. Bagley
Title: President, Chief Operating Officer and Chief Financial Officer